Exhibit 1.01

Dynasil Corporation of America

Conflict Minerals Report

For the reporting period from January 1, 2017 to December 31, 2017

This Conflict Minerals Report (the “Report”) of Dynasil Corporation of America (“Dynasil” or the “Company”) has been prepared pursuant to Rule 13p-1 and Form SD (the “Rule”) promulgated under the Securities Exchange Act of 1934 for the reporting period January 1, 2017 to December 31, 2017.

The Rule requires disclosure of certain information when a company manufactures or contracts to manufacture products for which the minerals specified in the Rule are necessary to the functionality or production of those products. The specified minerals, which we collectively refer to in this Report as the “Conflict Minerals,” are gold, columbite-tantalite (coltan), cassiterite and wolframite, including their derivatives, which are limited to tantalum, tin and tungsten. The “Covered Countries” for the purposes of the Rule and this Report are the Democratic Republic of the Congo, the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola.

As described in this Report, certain of the Company’s operations manufacture, or contract to manufacture, products for which the Conflict Minerals are necessary to the functionality or production of those products.

Description of the Company’s Products Covered by this Report

This Report relates to products: (i) for which Conflict Minerals are necessary to the functionality or production of that product; (ii) that were manufactured, or contracted to be manufactured, by the Company; and (iii) for which the manufacture was completed during calendar year 2017.

These products, which are referred to in this Report collectively as the “Covered Products,” are the following:

1.       Optical thin films

2.       Crystals for X-ray detection

3.       Optical gratings

4.       Optical filters

5.       Radiation detection instruments

RCOI and Due Diligence

The Company’s supply chain with respect to the Covered Products is complex, and there are many third parties in the supply chain between the ultimate manufacture of the Covered Products and the original sources of Conflict Minerals. In this regard, the Company does not purchase Conflict Minerals directly from mines, smelters or refiners. The Company must therefore rely on its suppliers to provide information regarding the origin of Conflict Minerals that are included in the Covered Products. Moreover, the Company believes that the smelters and refiners of the Conflict Minerals are best situated to identify the sources of Conflict Minerals, and therefore has taken steps to identify the applicable smelters and refiners of Conflict Minerals in the Company’s supply chain.

Conflict Mineral Policy

Dynasil adopted a policy relating to the Conflict Minerals (the “Company Policy”), incorporating the standards set forth in the Organization for Economic Co-operation and Development Due Diligence Guidance for Responsible Supply Chain of Minerals from Conflict-Affected and High Risk Areas: Second Edition, including the related supplements on gold, tin, tantalum and tungsten (the “OECD Guidance”). The Company Policy outlines the Company’s commitment to the responsible sourcing of its products and its expectations that its suppliers will be similarly committed to responsible sourcing in the supply chain. The Company Policy states, among other things, that suppliers: (i) should not supply us with any products or other materials that directly or indirectly finance or benefit armed groups in the Covered Countries; (ii) are expected to source Conflict Minerals only from sources that are DRC conflict-free; (iii) should develop policies, due diligence processes and management systems that are reasonably designed to prevent products or materials that are not DRC conflict free from entering the Company’s supply chain; and (iv) are expected to take steps to identify the smelter, refiner or mine from which Conflict Minerals originate, and to provide information to the Company necessary to facilitate its compliance efforts with respect to the Rule.

Our policy is publicly available on our website at www.dynasil.com under “Investors/Corporate Governance”.

Reasonable Country of Origin Inquiry

The Company conducted a good faith reasonable country of origin inquiry (“RCOI”) regarding the Conflict Minerals as described in the Company’s Form SD to which this Report is an exhibit. This good faith RCOI was designed to determine whether any of the Conflict Minerals originated in the Covered Countries and whether any of the Conflict Minerals may be from recycled or scrap sources. The Company’s RCOI consisted of the following:

1.	Educating internal employees about Conflict Minerals and the Company’s reporting obligation;
2.	Listing all products and the component parts and materials containing Conflict Minerals, or using engineering knowledge, that would be expected to use Conflict Minerals during production;
3.	Excluding parts which were manufactured before 2017 since any Conflict Minerals contained in these products were smelted before 2017;
4.	Identifying the suppliers from which the Company purchases Conflict Minerals;
5.	Communicating the Company’s sourcing policy and commitments to suppliers;
6.	Educating suppliers about the Conflict Minerals reporting obligation;
7.	Requesting information from suppliers regarding the Conflict Mineral content of the components they provide and their knowledge on the source of any Conflict Minerals, including whether the Conflict Minerals come from recycled or scrap sources (the “Survey”); and
8.	Collecting and analyzing information from suppliers who responded to the Survey.

We identified and contacted a total of eighteen suppliers of Conflict Mineral related products and materials. All of these suppliers responded to our request for country of origin information, although not all of these suppliers were able to provide the actual country of origin. As a result of the RCOI, the Company was unable to determine that none of the Conflict Minerals contained in the Covered Products originated in the Covered Countries or were from recycled or scrap sources.

Due Diligence Process

Based on the results of the RCOI, the Company exercised due diligence on the source and chain of custody of the Conflict Minerals. The Company’s due diligence process was designed to both gather information on the country of origin and to educate our internal staff and suppliers regarding this initiative.

The Company’s due diligence process is based on the following five-step framework provided by the OECD Guidance:

•	Establishing strong company management systems
•	Identifying and assessing risks in the supply chain
•	Designing and implementing a strategy to respond to identified risks
•	Carrying out an independent third-party audit of supply chain due diligence at identified points in the supply chain
•	Reporting annually on supply chain due diligence

Findings and Conclusions

Based on the information obtained pursuant to the RCOI and the due diligence process, Dynasil does not have sufficient information with respect to the Covered Products to determine the country of origin of all the Conflict Minerals in the Covered Products; however, based on the information that was provided by the responding suppliers and otherwise obtained by Dynasil through the due diligence process, the Company believes that, to the extent reasonably determinable by the Company, the facilities that were used to process the Conflict Minerals contained in some of the Covered Products included the smelters and refiners listed below:

Metal	Refiner or Smelter Name	Country Location
Gold	Advanced Chemical Company	UNITED STATES OF AMERICA
Gold	Argor-Heraeus S.A.	SWITZERLAND
Gold	Asahi Pretec Corp.	JAPAN
Gold	Asahi Refining USA Inc.	UNITED STATES OF AMERICA
Gold	CCR Refinery - Glencore Canada Corporation	CANADA
Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY
Gold	Kennecott Utah Copper LLC	UNITED STATES OF AMERICA
Gold	Materion	UNITED STATES OF AMERICA
Gold	Metalor Technologies S.A.	SWITZERLAND
Gold	Metalor USA Refining Corporation	UNITED STATES OF AMERICA
Gold	Royal Canadian Mint	CANADA
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	CHINA
Gold	United Precious Metal Refining, Inc.	UNITED STATES OF AMERICA
Gold	Western Australian Mint (T/a The Perth Mint)	AUSTRALIA
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA
Tin	Alpha	UNITED STATES OF AMERICA
Tin	China Tin Group Co., Ltd.	CHINA
Tin	CV Gita Pesona	INDONESIA
Tin	CV Serumpun Sebalai	INDONESIA
Tin	CV United Smelting	INDONESIA
Tin	CV Venus Inti Perkasa	INDONESIA
Tin	Dowa	JAPAN
Tin	EM Vinto	BOLIVIA
Tin	Fenix Metals	POLAND
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA
Tin	Huichang Jinshunda Tin Co., Ltd.	CHINA
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	CHINA
Tin	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA
Tin	Melt Metais e Ligas S.A.	BRAZIL
Tin	Metallo Belgium N.V.	BELGIUM
Tin	Mineracao Taboca S.A.	BRAZIL
Tin	Minsur	PERU
Tin	Mitsubishi Materials Corporation	JAPAN
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES
Tin	Operaciones Metalurgical S.A.	BOLIVIA
Tin	PT Aries Kencana Sejahtera	INDONESIA
Tin	PT Artha Cipta Langgeng	INDONESIA
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA
Tin	PT Babel Inti Perkasa	INDONESIA

Tin	PT Bangka Tin Industry	INDONESIA
Tin	PT Belitung Industri Sejahtera	INDONESIA
Tin	PT Bukit Timah	INDONESIA
Tin	PT DS Jaya Abadi	INDONESIA
Tin	PT Eunindo Usaha Mandiri	INDONESIA
Tin	PT Inti Stania Prima	INDONESIA
Tin	PT Karimun Mining	INDONESIA
Tin	PT Mitra Stania Prima	INDONESIA
Tin	PT Panca Mega Persada	INDONESIA
Tin	PT Prima Timah Utama	INDONESIA
Tin	PT Refined Bangka Tin	INDONESIA
Tin	PT Sariwiguna Binasentosa	INDONESIA
Tin	PT Stanindo Inti Perkasa	INDONESIA
Tin	PT Sumber Jaya Indah	INDONESIA
Tin	PT Timah (Persero) Tbk Kundur	INDONESIA
Tin	PT Timah (Persero) Tbk Mentok	INDONESIA
Tin	PT Tinindo Inter Nusa	INDONESIA
Tin	PT Tommy Utama	INDONESIA
Tin	Resind Industria e Comercio Ltda.	BRAZIL
Tin	Rui Da Hung	TAIWAN, PROVINCE OF CHINA
Tin	Soft Metais Ltda.	BRAZIL
Tin	Thaisarco	THAILAND
Tin	White Solder Metalurgia e Mineracao Ltda.	BRAZIL
Tin	Yunnan Tin Company Limited	CHINA
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES OF AMERICA
Tungsten	H.C. Starck Smelting GmbH & Co. KG	GERMANY
Tungsten	H.C. Starck Tungsten GmbH	GERMANY
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CHINA
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA
Tungsten	Japan New Metals Co., Ltd.	JAPAN
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA
Tungsten	Kennametal Huntsville	UNITED STATES OF AMERICA
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	VIET NAM
Tungsten	Wolfram Bergbau und Hutten AG	AUSTRIA
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CHINA

Our efforts to determine the mine or location of origin of the Conflict Minerals in the Covered Products consisted of the due diligence measures described in this Report. In particular, because independent third party audit programs validate whether sufficient evidence exists regarding country, mine and/or location of origin of the Conflict Minerals that the audited smelter or refiner facilities have processed, we relied on the information made available by such programs for the smelters and refiners in our supply chain. Dynasil was unable to ascertain the country of origin and/or chain of custody of all necessary Conflict Minerals processed by these facilities because, for this reporting period, certain smelter and refiner facilities had not yet received a “conflict free” designation from an independent third party audit program. Incomplete Survey responses, even when combined with the Company’s further diligence efforts, meant that the Company was not able to conclude whether the Conflict Minerals originated in the Covered Countries, and if so, whether the Conflict Minerals were from recycled or scrap sources, were DRC conflict-free or had not been found to be DRC conflict-free.

Independent Private Sector Audit

This Report has not been subject to an independent private sector audit as permitted under Rule 13p-1 and recent SEC guidance.

Risk Mitigation Steps

Dynasil has taken and expects to continue to take the following steps, among others, to improve its due diligence measures and to further mitigate the risk that the necessary Conflict Minerals contained in our products benefit armed groups in the Covered Countries:

-	continue to engage suppliers to obtain current, accurate and complete information about the supply chain;

-	encourage suppliers to implement responsible sourcing and to have them encourage smelters and refiners to obtain a “conflict-free” designation from an independent, third-party auditor; and

-	engage in industry initiatives encouraging “conflict-free” supply chains.